UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported):  June 6, 2008

Aspyra, Inc.

(Exact Name of Registrant as Specified in Its Charter)

California	0-12551	95-3353465
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26115-A Mureau Road
Calabasas, CA 91302

(Address of Principal Executive Offices) (Zip Code)

(818) 880-6700

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 6, 2008, Aspyra, Inc. (the “Company”) entered into a letter agreement dated June 6, 2008 with James Zierick, the Company’s interim Chief Executive Officer and a member of its Board of Directors, extending Mr. Zierick’s service as interim CEO for an additional three months, commencing May 25, 2008.  Mr. Zierick was previously appointed to this position pursuant to a letter agreement dated February 25, 2008 with the Company for a three month period expiring on May 25, 2008.

Under his new agreement, as with his prior one, Mr. Zierick will serve on a consulting basis as interim CEO while remaining a director of the Company, and his compensation for service as interim CEO will be continue to be $15,000 per month payable at the beginning of each month.  In connection with the extension, the Company also awarded a new non-qualified stock option to Mr. Zierick exercisable for 112,500 shares of Aspyra common stock, at an exercise price equal to the closing market price of the Company’s common stock on June 6, 2008.  This option will vest at a rate of 1/12 at the end of each week until fully vested or, if earlier, the termination of Mr. Zierick’s services as interim CEO.  The option has a five year term.

Prior to becoming a member of the Company’s board of directors, Mr. Zierick was the Chief Executive Officer of LogicalApps, a provider of embedded controls software for enterprise applications based in Irvine, California.  Prior to joining LogicalApps, Mr. Zierick was Executive Vice President of Worldwide Field Operations for Peregrine Systems, where he led a 350-person sales, alliance, customer support and professional services organization.  Before working with Peregrine, Mr. Zierick was a partner with McKinsey & Company, where he helped lead the company’s Southern California technology and operational effectiveness practices. Mr. Zierick earned a Master of Business Administration degree from the Dartmouth College, Amos Tuck School of Business, a Bachelor of Science degree in Engineering from Dartmouth College, Thayer School of Engineering, and a Bachelor of Arts in Engineering Sciences from Dartmouth College.

There are no understandings or arrangements between Mr. Zierick and any other person pursuant to which Mr. Zierick was selected as interim CEO.  Mr. Zierick does not have any family relationship with any other director, executive officer or person nominated or chosen by the Company’s Board of Directors to become a director or executive officer.  There have been no transactions, or series of related transactions, in the last year, nor is there any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was a party, or will be a party, and in which Mr. Zierick or any member of his immediate family had, or will have a direct or indirect material interest.

A copy of Mr. Zierick’s June 6, 2008 letter agreement with the Company is filed as Exhibit 10.1 hereto, and is incorporated herein by reference.

Item 9.01       Financial Statements and Exhibits.

(d)           The following exhibits are being filed with this report:

10.1       Agreement dated June 6, 2008 by and between Aspyra, Inc. and James Zierick

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

June 9, 2008	Aspyra, Inc.

/s/ Anahita Villafane
Anahita Villafane
Chief Financial Officer and Secretary